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                          [THE DIAL CORPORATION LOGO]


                                                      NEWS RELEASE
                                                      15501 North Dial Boulevard
                                                      Scottsdale, AZ  85260-1619

                                                      Tel 480 754 DIAL
                                                      Fax 480 754 1098


CONTACT    STEPHEN BLUM - INVESTOR RELATIONS
           (480) 754-5040

           TOM HERRMANN - CORPORATE COMMUNICATIONS
           (480) 754-2202


              THE DIAL CORPORATION'S CEO AND CFO TO PRESENT AT THE
                    MERRILL LYNCH 15TH ANNUAL GLOBAL BRANDED
                          CONSUMER PRODUCTS CONFERENCE

SCOTTSDALE, ARIZ. - MARCH 19, 2002 - The Dial Corporation's (NYSE: DL) Chairman, President and CEO, Herbert M. Baum, and Executive Vice President and CFO, Conrad
A. Conrad, will present to investors at the Merrill Lynch 15th Annual Global Branded Consumer Products Conference on Tuesday, March 19, 2002, in New York. Mr. Baum and Mr. Conrad will speak at 1:45 p.m. EST.

      A live audio web cast of the presentation is open to the general public and is available by accessing http://investor.info.dialcorp.com. A replay of the web cast will be available through the same link through March 26, 2001.

      "With two months of the first quarter completed, we're experiencing stronger domestic sales than we had originally expected," Baum said before making his appearance at the Merrill Lynch conference. "As a result, excluding the effect of the change in accounting principle that will result in a previously disclosed impairment charge for Argentina, we now expect our first quarter earnings to exceed Street estimates as reported by First Call."


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      As previously disclosed, effective January 1, 2002, the Company adopted the Financial Accounting Standards Board (FASB) Statement No. 142, "Goodwill and Other Intangible Assets." FASB No. 142 establishes a new method of testing goodwill and other intangible assets with indefinite lives for impairment that is required to be applied at the beginning of fiscal year 2002. The Company currently expects that it will record an after-tax impairment charge of approximately $43 million for Argentina in the first quarter.

      "For the full year, while we are pleased with the way the year is unfolding, we are still taking a conservative stance. We are comfortable saying that we expect to be within the range of Street earnings estimates, before special charges, of $1.01 to $1.05 as reported by First Call," Baum said.

      The Dial Corporation, headquartered in Scottsdale, Ariz., is one of America's leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners and Armour Star canned meats. Dial products have been in the marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company's Web site at www.dialcorp.com.


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